Exhibit 99.1

FOR IMMEDIATE RELEASE-

For More Information Contact: Hector Alonso, Chief Financial Officer Facundo Castro, Investor Relations Impsat Fiber Networks, Inc. Tel: 54.11.5170.3700 www.impsat.com

Or

Kevin Kirkeby / Lauren Puffer

The Global Consulting Group

Tel: 646.284.9400

IMPSAT COMPLETES RESTRUCTURING OF

$125.6M OF SUBSIDIARIES’ DEBT

(August 2, 2005 – Buenos Aires, Argentina) – IMPSAT Fiber Networks, Inc. (“IMPSAT”) (OTC BB: IMFN) announced that on July 29, 2005, IMPSAT, its Argentine subsidiary, IMPSAT, S.A. (“IMPSAT Argentina”), and its Brazilian subsidiary, IMPSAT Comunicacoes Ltda. (“IMPSAT Brazil”, and collectively with IMPSAT Argentina, the “Borrowers”), executed definitive amended and restated financing agreements to restructure $125.6 million in aggregate principal outstanding indebtedness (the “Indebtedness”) of IMPSAT Argentina and IMPSAT Brazil pursuant to separate credit agreements that are each guaranteed by IMPSAT. The transaction was approved by a special committee of IMPSAT’s board of directors on July 28, 2005.

The special committee, as previously announced, is composed solely of independent directors, had its own special counsel and was formed to evaluate and negotiate the restructuring following the acquisition of the Indebtedness by Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and, through participation, accounts of WRH Partners Global Securities, L.P. and/or certain of its affiliates (collectively, “WR Huff” and together with Morgan Stanley, the “Holders”). The special committee retained Lehman Brothers Inc. as its exclusive financial advisor, and received an opinion from Lehman Brothers that the restructuring transaction is fair to IMPSAT, IMPSAT Argentina and IMPSAT Brazil.

Under the terms of the agreements, following the restructuring:

•	An initial paydown of principal on the Indebtedness of $18.3 million was made upon the closing of the transaction;

•	the remaining principal amount of the Indebtedness ($38.9 million owed by IMPSAT Argentina and $68.4 million owed by IMPSAT Brazil) is scheduled to be repaid in the aggregate amounts of $5 million in 2006, $20 million in 2007, $25 million in 2008 and $57.3 million in 2009;

•	the outstanding restructured Indebtedness will bear interest at an annual rate of 12.0%, payable semi-annually in arrears in cash, and the parties have agreed upon amendments to the financial covenants to reflect current financial and operating conditions;

•	the outstanding restructured Indebtedness will be callable by the Borrowers at a cost of 101% during the first year and at par thereafter. In addition, the Indebtedness is refinanceable at par during the first 90 days if IMPSAT and the Borrowers are able to obtain financing at better terms. The restructured debt will continue to be unconditionally guaranteed by IMPSAT and to be secured by security interests in the collateral to the same extent as the Indebtedness was secured before the restructuring; and

•	subject to certain terms and conditions, the Holders and the Borrowers each have an option to further amend and restate the agreements to provide that IMPSAT will be the primary obligor, and each of IMPSAT Argentina and IMPSAT Brazil will guarantee the agreement under which it is currently the primary obligor with such guarantees to be secured by the same collateral as is securing the existing agreements.

Ricardo Verdaguer, President and Chief Executive Officer of IMPSAT, stated that, “We are pleased to have concluded after 6 months of intensive work and negotiations this financial restructuring. With this new capital structure, IMPSAT achieves debt reduction, extension of amortizations at attractive interest rates, greater flexibility in its covenants. We believe the Company is now positioned to take advantage of opportunities to grow and generate additional value.”

About IMPSAT:

IMPSAT Fiber Networks, Inc. is a leading provider of private telecommunications network and Internet services in Latin America. We offer integrated data, voice, data center and Internet solutions, with an emphasis on broadband transmission, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. We provide telecommunications, data center and Internet services through our networks, which consist of owned fiber optic and wireless links, teleports, earth stations and leased satellite links. We own and operate 15 metropolitan area networks in some of the largest cities in Latin America, including Buenos Aires, Bogotá, Caracas, Quito, Guayaquil, Rio de Janeiro and São Paulo. We have also deployed fourteen facilities to provide hosting services. IMPSAT currently provides services to nearly 3.000 national and multinational companies, financial institutions, governmental agencies, carriers, ISPs and other service providers throughout the region. We have operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States and also provide our services in other countries in Latin America Visit us at www.impsat.com.

Statements made in this press release that state Impsat’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-

looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by accessing IMPSAT’s website (www.impsat.com) or the SEC’s website (www.sec.gov).